Exhibit 99.2

November 9, 2023

To: ZEEKR Intelligent Technology Holding Limited

4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion and for jurisdictional reference only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan region) and as such are qualified to issue this opinion on the laws and regulations of the PRC (the “PRC Laws”) effective as of the date hereof.

We are acting as the PRC counsel for ZEEKR Intelligent Technology Holding Limited. (the “Company”), a company incorporated under the laws of the Cayman Islands solely in connection with the offering and the sales of a certain number of the Company’s ordinary shares as represented by a certain number of American depositary shares (the “Offering”) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiary” or “WFOE” means Zhejiang ZEEKR Intelligent Technology Co., Ltd., the wholly-foreign owned enterprise incorporated by the Company in the PRC; (D) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (E) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiary, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiary have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)	Based on our understanding of the current PRC Laws, the ownership structures of the PRC Subsidiary both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws.

(ii)	The M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, as the WFOE was established by means of direct investment and not through a merger or acquisition of the equity or assets of a "PRC domestic company" as defined under the M&A Rule, a prior approval from the CSRC is not required for the Offering.

(iii)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not recognize and enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv)	The statements in the Registration Statement under the captions "Prospectus Summary," "Risk Factors," "Enforceability of Civil Liabilities," "Use of Proceeds," "Business," " Regulations," “Our History and Corporate Structure,” “Dividend Policy,” " Management's Discussion and Analysis of Financial Condition and Results of Operations ", "Taxation," and "Legal Matters" and elsewhere insofar, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(v)	The statements set forth in the Registration Statement under the heading “Taxation —People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

II.	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)	This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Taxation,” “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons
King & Wood Mallesons

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